Exhibit 4(e)(2)

Snap-on Incorporated

Description of 6.125% Notes due 2021

The following summary highlights selected information about the senior unsecured 6.125% Notes, due September 1, 2021 (the “notes”) of Snap-on Incorporated (“Snap-on,” the “company,” “we,” “us” or “our”). This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable prospectus supplement and related prospectus, which were previously filed with the Securities and Exchange Commission (the “SEC”).

Overview

Issuer	Snap-on Incorporated

Notes	$250,000,000 aggregate principal amount of 6.125% notes due 2027

Maturity	The notes will mature on September 1, 2021.

Interest	The notes bear interest at 6.125% per annum, payable semi-annually in arrears.
Interest Payment Dates	March 1 and September 1 of each year.

Ranking	The notes are our senior unsecured obligations and rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. See “Description of the Notes—General.”

Optional Redemption	We may redeem the notes, in whole or in part, at any time at the redemption price described under “Description of the Notes—Optional Redemption.”
Change of Control	Upon the occurrence of a change of control repurchase event (as defined under “Description of the Notes—Change of Control Repurchase Event”), unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require us to purchase all or a portion of such holder’s notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.
Covenants	The indenture under which the notes were issued contains limitations on, among other things, our ability to:

•	incur debt secured by certain liens;

•	engage in certain sale and lease-back transactions;

•	transfer principal properties to specified subsidiaries; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

These covenants are, however, subject to important exceptions. See “Description of the Notes—Certain Restrictive Covenants and Events of Default” and “Description of the Indenture—Covenants Applicable to Senior Debt Securities.”
Minimum Denominations	The notes were issued and may be transferred only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Form	The notes were issued in fully registered form and are represented by one or more global notes deposited with The Depository Trust Company (“DTC”) or its nominee and registered in book-entry form in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes are shown on, and transfers will only be made through, the records maintained by DTC and its participants.

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities under the indenture ranking equally and ratably with the notes in all respects. A separate CUSIP and ISIN will be issued for any additional debt securities unless the additional debt securities are fungible for U.S. federal income tax purposes.

Other Notes Issued under the Indenture	On February 5, 2017, we issued $300,000,000 in aggregate principal amount of unsecured 3.250% notes due March 2, 2027 (the “2027 Notes”). Interest on the 2027 Notes is paid semiannually on March 1 and September 1 of each year. As of February 1, 2020, $300,000,000 in aggregate principal amount of the 2027 Notes was outstanding.

On February 20, 2018, we issued $400,000,000 in aggregate principal amount of unsecured 4.100% notes due March 1, 2048 (the “2048 Notes”). Interest on the 2048 Notes is paid semiannually on March 1 and September 1 of each year. As of February 1, 2020, $400,000,000 in aggregate principal amount of the 2027 Notes was outstanding.

Governing Law	State of New York.

Trustee	U.S. Bank National Association.

DESCRIPTION OF THE NOTES

This summary of the material terms and conditions of the notes supplements the description of the general terms and conditions of the debt securities under the caption “Description of the Indenture” and, to the extent that this summary is inconsistent with such description, replaces such description. This summary of provisions of the indenture does not purport to be complete and is subject to all of the provisions of the indenture and the notes. Copies of the indenture and the notes are available from us upon request.

Capitalized terms used and not defined in this section have the meanings specified in the indenture. References to “Snap-on,” “us,” “we,” “our,” “ours” or the “company” in this section are to Snap-on Incorporated (parent company only) and not its consolidated subsidiaries.

General

We issued the notes as a separate series of debt securities under the indenture dated as of January 8, 2007, between us and U.S. Bank National Association, as trustee. The indenture is further described below. As discussed in “Overview” above, we also issued the 2027 Notes and the 2048 Notes under the indenture.

We initially offered the notes in the aggregate principal amount of $250,000,000. As of February 1, 2020, $250,000,000 in aggregate principal amount of the notes was outstanding. We may, without the consent of the holders of the notes, create and issue additional notes of this series ranking equally with and otherwise similar in all respects to the notes of this series (except for the issue date and, in some cases, the public offering price and the first interest payment date) so that those additional notes will be consolidated and form a single series with the other outstanding notes of this series; provided, however, that a separate CUSIP and ISIN will be issued for any additional notes unless the additional notes and the notes offered are fungible for U.S. federal income tax purposes. The notes bear interest at a rate of 6.125% per annum. The notes mature on September 1, 2021, unless redeemed prior to that date. See “—Interest” below.

We may redeem the notes at any time at our option as described under “—Optional Redemption.”

The notes are our senior unsecured obligations and rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes effectively rank junior to any secured indebtedness that exists or that we may incur in the future to the extent of the value of the assets securing such indebtedness.

A significant amount of our consolidated assets is held by our subsidiaries. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of such subsidiaries’ creditors, including trade creditors.

We issued the notes only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes do not have the benefit of any sinking fund.

We may, subject to compliance with applicable law, at any time, purchase notes in the open market or otherwise.

Interest

The notes mature on September 1, 2021, unless redeemed or repurchased prior to that date. The notes bear interest at a rate of 6.125% per annum. Interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2017. Interest will be paid to the person in whose name the notes are registered at the close of business on the February 15 and August 15 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. We compute interest on the basis of a 360-day year consisting of twelve 30-day months. We make payments on the notes at the offices of the trustee by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the notes register.

If any interest payment date or maturity, redemption or repurchase date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

Optional Redemption

All or a portion of the notes may be redeemed at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus 37.5 basis points, plus, in each case, accrued and unpaid interest on the notes being redeemed to the redemption date.

Notwithstanding the foregoing, installments of interest payable on the notes being redeemed that are due and payable on interest payment dates falling on a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days prior to the redemption date to each registered holder of the notes. Once notice of redemption is mailed, the notes will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Mizuho Securities USA Inc. and UBS Securities LLC (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem all of the notes as described above by giving irrevocable notice of redemption in accordance with the indenture on or prior to the 30th day after the date on which such change of control repurchase event occurs, each holder of the notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below, at a repurchase price equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase, subject to the rights of holders of notes on the relevant record date to receive interest due and owing on the relevant interest payment date.

Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the transaction that constitutes or may constitute the change of control, we will give written notice to each holder at its address shown in the security register for the notes (or, as to notes represented by a global debt security, electronically in accordance with the depository’s procedures), with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is given or, if the notice is given prior to the change of control, at least 30 days, but no more than 60 days, from the date on which the change of control repurchase event occurs, other than as may be required by law. The notice, if given prior to the date of consummation of the change of control, will state that the offer to repurchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice.

We must comply with the requirements of Rule 14e-1 under the Exchange Act (as defined below) and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such compliance.

On the change of control repurchase event payment date, we will, to the extent lawful:

(1)	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2)	deposit or cause a third party to deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party repurchases all of the notes properly tendered and not withdrawn under the third party’s offer.

“below investment grade rating event” means the notes cease to be rated investment grade (as defined below) by at least two of the three rating agencies (as defined below) on any date within the 60-day period after the earlier of the occurrence of a change of control and the first public announcement by us of our intention to effect a change of control (which 60-day period shall be extended for so long as any of the rating agencies has publicly announced that it is considering a possible downgrade of the rating of the notes); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation or as a pledge for security purposes only), in one or a series of related transactions, of all or substantially all of our properties and assets and those of our subsidiaries, taken as a whole, to any person, other than us and/or one or more of our subsidiaries, other than any such transaction or series of related transactions where holders of our voting stock outstanding immediately prior thereto hold voting stock of the transferee person representing a majority of the voting power of the transferee person’s voting stock immediately after giving effect thereto; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (3) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(a) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (b) immediately following that transaction, no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event. Notwithstanding anything to the contrary, no change of control repurchase event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings Inc. and its successors.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“rating agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch (or, in each case, any replacement thereof appointed pursuant to this definition) ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s, S&P and/or Fitch, as the case may be; provided that we shall give notice of any such replacement to the trustee.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties and assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another “person” (as such term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

Certain Restrictive Covenants and Events of Default

We have summarized certain of the terms and conditions of the notes below. This summary supplements the description of the general terms and conditions of the notes under the captions “Covenants Applicable to Senior Debt Securities,” “Covenants Applicable to Senior Debt Securities—Certain Definitions,” “Events of Default,” “Defeasance, Satisfaction and Discharge to Maturity or Redemption—Defeasance of any Series” and “Defeasance, Satisfaction and Discharge to Maturity or Redemption—Satisfaction and Discharge of any Series” below and, to the extent this summary is inconsistent with such description, replaces and supersedes such description. This summary of certain provisions applicable to the notes does not purport to be complete and is subject to all of the provisions of the indenture and the notes, which are available from us upon request.

Limitations on Secured Debt

We may not, and may not permit our restricted subsidiaries to, create, assume, or guarantee any indebtedness for borrowed money that is secured by a security interest in any of our principal properties or any shares of capital stock or indebtedness of any of our restricted subsidiaries that owns any principal property without making effective provision for securing the notes equally and ratably with the secured debt. Notwithstanding this limitation on secured debt, we and our restricted subsidiaries may have debt secured by:

•	(a) any security interest on any property hereafter acquired or constructed by us or a restricted subsidiary to secure or provide for the payment of all or any part of the purchase price or construction cost of such property, including, but not limited to, any indebtedness incurred by us or a restricted subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; or (b) the acquisition of property subject to any security interest upon such property existing at the time of acquisition thereof, whether or not assumed by us or such restricted subsidiary; or (c) any security interest existing on the property or on the outstanding shares of capital stock or indebtedness of a person at the time such person shall become a restricted subsidiary; or (d) a security interest on property or shares of capital stock or indebtedness of a person existing at the time such person is merged into or consolidated with us or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of a person or firm as an entirety or substantially as an entirety to us or a restricted subsidiary, provided, however, that no such security interest shall extend to any other principal property of ours or such restricted subsidiary prior to such acquisition or to the other principal property thereafter acquired other than additions to such acquired property;

•	security interests in property of ours or a restricted subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue bond type), to permit us or a restricted subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such security interests;

•	any security interest on any property or assets of any restricted subsidiary to secure indebtedness owing by it to us or to a restricted subsidiary;

•	any security interest on any property or assets of ours to secure indebtedness owing by us to any restricted subsidiary;

•	mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

•	any security interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license, and any security interest to secure public or statutory obligations;

•	security interests for taxes, assessments or governmental charges or levies not yet delinquent, or the security interests for taxes, assessments or government charges or levies already delinquent but the validity of which is being contested in good faith;

•	security interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

•	landlords’ liens on fixtures located on premises leased by us or a restricted subsidiary in the ordinary course of business;

•	security interests in connection with certain permitted receivables financings;

•	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any security interest permitted by the indenture; or

•	any security interest on assets and/or equity interests of a foreign subsidiary that only secures obligations of one or more foreign subsidiaries.

In addition to these exceptions, we or a restricted subsidiary may issue, assume or guarantee other secured debt without securing the notes if the total amount of secured debt outstanding (excluding indebtedness secured by the types of security interests listed above) and the value of sale and leaseback transactions (other than sale and leaseback transactions in connection with which indebtedness has been, or will be, retired in accordance with the sale and leaseback covenant in the indenture) calculated in accordance with the indenture at the time does not exceed 10% of our consolidated total assets, determined as of a date not more than 90 days prior thereto.

Reports

We agree to file with the trustee and the SEC, and transmit to holders of the notes, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939 at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the SEC’s pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the trustee within 15 days after the same are filed with the SEC. We shall be deemed to have so filed and transmitted such information, documentation, reports and summaries upon the filing thereof via the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system). Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants applicable to the notes (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Certain Definitions

“foreign subsidiary” means any subsidiary of ours that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.

“secured debt” means indebtedness for money borrowed secured by a security interest in (a) any principal property or (b) any shares of capital stock or indebtedness of any restricted subsidiary that owns a principal property.

“security interest” means any mortgage, pledge, lien, encumbrance, conditional sale agreement, title retention agreement or other security interest which secures payment or performance of an obligation, excluding the interest of a lessor under an operating lease (with the determination of whether a lease constitutes an operating lease to be based upon generally accepted accounting principles in effect as of the issue date of the notes, without giving effect to any subsequent phase-in of the effectiveness of any amendments to generally accepted accounting principles that have been adopted as of the issue date of the notes).

“unrestricted subsidiary” means (a) any subsidiary of ours that at the time of determination shall be designated an unrestricted subsidiary by the board of directors (provided, however, that any subsidiary of ours having, as of the end of our most recently completed fiscal year, (i) assets (after elimination of intercompany assets) with a value in excess of 5% of the total value of the assets of us and our subsidiaries taken as a whole, or (ii) gross revenue (after elimination of intercompany revenues) in excess of 5% of our total (gross) revenue and of our subsidiaries taken as a whole, may not be designated as an unrestricted subsidiary under the indenture); and (b) any subsidiary of an unrestricted subsidiary.

Events of Default

The following are events of default with respect to the notes:

•	default for 30 days in payment of any interest on the notes;

•	failure to pay principal or premium, if any, with respect to the notes when due;

•	failure to observe or perform any other covenant, warranty or agreement in the indenture or the notes, other than a covenant, warranty or agreement a default in whose performance or whose breach is specifically dealt with above, if the failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	uncured or unwaived failure to pay principal of or interest on any of our other obligations for borrowed money, including default under any other series of debt securities, beyond any period of grace with respect thereto if (a) the aggregate principal amount of the obligation is in excess of the greater of $100,000,000 or 5% of our consolidated total debt; and (b) the default in payment is not being contested by us in good faith and by appropriate proceedings; and

•	specified events of bankruptcy, insolvency, receivership or reorganization.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of our obligations released, terminated and discharged with respect to the notes (“Legal Defeasance”), except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	our obligations with respect to the notes concerning temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance (as defined below) provisions.

In addition, we may, at our option and at any time, elect to have our obligations released, terminated and discharged with respect to certain provisions of the indenture and the notes (“Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs, any defeasible event of default will no longer constitute an event of default.

To exercise either Legal Defeasance or Covenant Defeasance:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the beneficial owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the beneficial owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit and/or the grant of any security interest to secure such borrowing);

(5)	the deposit must not result in a breach or violation of, or constitute a default under, any other material instrument to which we are a party or by which we are bound;

(6)	such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7)	we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8)	we must deliver to the trustee an officers’ certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9)	we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

The notes, and the indenture as it relates to the notes, will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes and certain rights of the trustee, as expressly provided for in the indenture), when:

(1)	either (a) all of the notes theretofore authenticated and delivered under the indenture (except lost, stolen or destroyed notes that have been replaced or paid and notes for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the notes to the date of deposit (in the case of notes that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(2)	we have paid all other sums then due and payable with respect to the notes under the indenture by us; and

(3)	we have delivered to the trustee an officers’ certificate and an opinion of counsel, which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture as it relates to the notes have been complied with.

Book-Entry Issuance

The notes trade in book-entry only form through the facilities of The Depository Trust Company. They are represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. As long as the depositary is the depositary for the notes, interests in the notes may be held through participants in the depositary, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the depositary’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in the depositary, on the other hand, would also be subject to the rules and procedures of the depositary.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both the depositary and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the notes as represented by a global certificate.

For additional information relating to DTC and the book-entry issuance system, see “Description of the Indenture—Book-Entry, Delivery and Form” below.

DESCRIPTION OF THE INDENTURE

Senior debt securities, such as the notes, are and will be issued under the indenture, dated January 8, 2007, between Snap-on and U.S. Bank National Association, as trustee. The indenture relating to the senior debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to as the “indenture.”

The following summarizes the material provisions of the indenture and the debt securities that may be issued thereunder. The summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions of specified terms used in the indenture, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.

General

The indenture does not limit the amount of debt, either secured or unsecured, that we may issue under the indenture or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, at a premium or at an original issue discount. Some of the debt securities may be issued under the indenture as original issue discount securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any original issue discount securities will be described in the related prospectus supplement. We have the right to “reopen” a previous issue of a series of debt by issuing additional debt securities of such series.

Snap-on conducts a material amount of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Snap-on to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the notes to benefit as creditors of Snap-on from any distribution are subject to prior claims of creditors of the subsidiary. The notes will also effectively rank junior in right of payment to any secured debt of Snap-on.

The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

•	the title of the offered debt securities;

•	any limit upon the aggregate principal amount of the offered debt securities;

•	the date or dates (or the manner of calculation thereof) on which the principal of the offered debt securities is payable;
•	the rate or rates (or the manner of calculation thereof) at which the offered debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest, if any, on the offered debt securities will be payable and each office or agency where the offered debt securities may be presented for transfer or exchange;
•	the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices in the currency at which, the currency or currency units in which, and the terms and conditions upon which the offered debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which the offered debt securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof;

•	the application, if any, of certain provisions of the indenture relating to discharge and defeasance described herein with respect to the offered debt securities;

•	if other than the currency of the United States of America, the currencies in which payments of interest or principal of (and premium, if any, with respect to) the offered debt securities are to be made;

•	if the interest on or principal of (or premium, if any, with respect to) the offered debt securities are to be payable, at our election or at the election of a holder thereof or otherwise, in a currency other than that in which such offered debt securities are payable, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in such offered debt securities are denominated or stated to be payable and the currency in which such offered debt securities or any of them are to be so payable;

•	whether the amount of payments of interest on or principal of (or premium, if any, with respect to) the offered debt securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and, if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or payable;

•	the extent to which any offered debt securities will be issuable in permanent global form, the manner in which any payments on a permanent global debt security will be made, and the appointment of any depository relating thereto;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the offered debt securities of such series, whether or not such events of default or covenants are consistent with the events of default or covenants set forth herein;

•	whether any of the offered debt securities are to be issuable upon the exercise of warrants, and, if so, the time, manner and place for such offered debt securities to be authenticated and delivered; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the indenture).

Unless otherwise indicated in any prospectus supplement, principal of and premium, if any, and interest, if any, on the offered debt securities will be payable, and transfers of the offered debt securities will be registerable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.

Floating Rate Notes

Floating rate notes issued under the indenture will bear interest at a floating interest rate. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding the interest payment date or the date of maturity, as the case may be.

The interest rate for the initial interest period will be the three-month London Interbank Offered Rate (“LIBOR”), determined as described below as of the applicable determination date, plus a number of basis points to be described in the related prospectus supplement. The interest rate on floating rate notes for each subsequent interest period will be reset quarterly on each interest payment date. Floating rate notes will bear interest at an annual rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR plus a number of basis points to be described in the related prospectus supplement.

The interest rate in effect for floating rate notes on each day will be (a) if that day is an interest reset date, the interest rate determined as of the determination date (as defined below) immediately preceding such interest reset date, or (b) if that day is not an interest reset date, the interest rate determined as of the determination date immediately preceding the most recent interest reset date. The determination date will be the second London Business Day immediately preceding the applicable interest reset date.

The calculation agent will be the trustee initially. LIBOR will be determined by the calculation agent as of the applicable determination date in accordance with the following provisions:

•	LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars of not less than U.S. $1,000,000 having a three-month maturity, beginning on the second London Business Day immediately following that determination date, which appears on Reuters Page LIBOR01 (as defined below) as of approximately 11:00 a.m., London time, on that determination date. “Reuters Page LIBOR01” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Page LIBOR01, LIBOR for such determination date will be determined in accordance with the provisions of the next paragraph.

•	With respect to a determination date on which no rate appears on Reuters Page LIBOR01 as of approximately 11:00 a.m., London time, on that determination date, the calculation agent will request the principal London office of each of four major reference banks (which may include an affiliate of one or more underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, beginning on the second London Business Day immediately following that determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on that determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. If at least two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on that determination date by three major banks selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity beginning on the second London Business Day immediately following that determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time; provided, however, if the banks selected by the calculation agent are not quoting the rates described in this sentence, LIBOR for that determination date will be LIBOR determined with respect to the immediately preceding determination date, or in the case of the first determination date, LIBOR for the initial interest period.

If the date of maturity of any floating rate notes falls on a day that is not a LIBOR Business Day, the related payment of principal and interest will be made on the next LIBOR Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next LIBOR Business Day. If any interest reset date or interest payment date (other than at the date of maturity) would otherwise be a day that is not a LIBOR Business Day, that interest reset date and interest payment date will be postponed to the next date that is a LIBOR Business

Day, except that if such LIBOR Business Day is in the next calendar month, such interest reset date and interest payment date (other than at the date of maturity) shall be the immediately preceding LIBOR Business Day.

“LIBOR Business Day” means any day other than Saturday or Sunday or a day on which banking institutions or trust companies in the City of New York are required or authorized to close and that is also a London Business Day.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Fixed Rate Notes

Fixed rate notes will bear interest at a fixed interest rate as set forth in the applicable supplemental indenture, prospectus supplement or other document or agreement that may be executed from time to time. Unless set forth in such other agreement, the interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding the interest payment date or the date of maturity, as the case may be.

Optional Redemption

Floating Rate Notes

All or a portion of floating rate notes may be redeemed at our option at any time or from time to time, after a set date to be identified in the applicable prospectus supplement. The redemption price of floating rate notes will be 100% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

Notwithstanding the foregoing, installments of interest on any floating rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such floating rate notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of floating rate notes. Once notice of redemption is mailed, floating rate notes will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

On and after the redemption date, interest will cease to accrue on floating rate notes or any portion of floating rate notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on any floating rate notes to be redeemed on that date. If less than all of any floating rate notes are to be redeemed, any floating rate notes to be redeemed shall be selected by lot by The Depository Trust Company (“DTC”), in the case of floating rate notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of floating rate notes that are not represented by a global security.

Fixed Rate Notes

All or a portion of fixed rate notes may be redeemed at our option at any time or from time to time. The redemption price for any fixed rate notes to be redeemed on any redemption date will be equal to the greater of the following amounts (plus, in each case, accrued and unpaid interest on such fixed rate notes to the redemption date):

•	100% of the principal amount of the fixed rate notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus a set number of basis points to be identified in the applicable prospectus supplement, as determined by the Reference Treasury Dealer (as defined below).

Notwithstanding the foregoing, installments of interest on fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the fixed rate notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of such fixed rate notes. Once notice of redemption is mailed, fixed rate notes will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of fixed rate notes, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of fixed rate notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means any primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) that is selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on fixed rate notes or any portion of such fixed rate notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on fixed rate notes to be redeemed on that date. If less than all of any fixed rate notes are to be redeemed, any fixed rate notes to be redeemed shall be selected by lot by DTC, in the case of fixed rate notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of fixed rate notes that are not represented by a global security.

Denominations, Registration and Transfer

Unless otherwise indicated in any prospectus supplement, the offered debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple of $1,000, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of, premium, if any, or interest, if any, on any series of offered debt securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of offered debt securities and the foreign currency or currencies or foreign currency unit or units will be described in the related prospectus supplement.

We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days prior to the mailing of a notice of redemption of debt securities of that series to the date the notice is mailed. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Terms may include provisions for conversion or exchange that is either mandatory, at the option of the holder, or at our option. The number of shares of common stock or preferred stock to be received by the holders of the debt securities will be calculated in the manner, according to the factors and at the time as described in the related prospectus supplement.

Covenants Applicable to Senior Debt Securities

Limitations on Secured Debt

We may not, and may not permit our restricted subsidiaries to, create, assume, or guarantee any indebtedness secured by mortgages, pledges, liens, encumbrances, conditional sale or title retention agreements (excluding operating leases) or other security interests, which we refer to collectively as security interests, on any of our principal properties or any shares of capital stock or indebtedness of any of our restricted subsidiaries without making effective provision for securing the senior debt securities offered under any prospectus and/or prospectus supplement equally and ratably with the secured debt. Notwithstanding this limitation on secured debt, we and our restricted subsidiaries may have debt secured by:

•
(a) any security interest on any property hereafter acquired or constructed by us or a restricted subsidiary to secure or provide for the payment of all or any part of the purchase price or construction cost of such property, including, but not limited to, any indebtedness incurred by us or a restricted subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; or (b) the acquisition of property subject to any security interest upon such property existing at the time of acquisition thereof, whether or not assumed by us or such restricted subsidiary; or (c) any security interest existing on the property or on the outstanding shares of capital stock or indebtedness of a person at the time such person shall become a restricted subsidiary; or (d) a security interest on property or shares of capital stock or indebtedness of a person existing at the time such person is merged into or consolidated with us or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of a person or firm as an entirety or substantially as an entirety to us or a restricted subsidiary, provided , however , that no such security interest shall extend to any other principal property of ours or such restricted subsidiary prior to such acquisition or to the other principal property thereafter acquired other than additions to such acquired property

•	security interests in property of ours or a restricted subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a restricted subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such security interests;

•	any security interest on any property or assets of any restricted subsidiary to secure indebtedness owing by it to us or to a restricted subsidiary;

•	any security interest on any property or assets of ours to secure indebtedness owing by us to any restricted subsidiary;

•	mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

•	any security interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license and any security interest to secure public or statutory obligations;

•	security interests for taxes, assessments or governmental charges or levies not yet delinquent, or the security interests for taxes, assessments or government charges or levies already delinquent but the validity of which is being contested in good faith;

•	security interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

•	landlords’ liens on fixtures located on premises leased by us or a restricted subsidiary in the ordinary course of business;

•	security interests in connection with certain permitted receivables financings; or

•	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any security interest permitted by the indenture.

Limitation on Sale and Leaseback Transactions

We and our restricted subsidiaries may not engage in sale and leaseback transactions (excluding such transactions between us and our restricted subsidiaries or between our restricted subsidiaries) whereby a principal property that is owned by us or one of our restricted subsidiaries and that has been in full operation for more than 180 days is sold or transferred with the intention of taking back a lease of such property (except a lease for a term of no more than three years entered into with the intent that the use by us or such restricted subsidiary of such property will be discontinued on or before the expiration of such term).

The sale and leaseback of a principal property is not prohibited, however, if we and the applicable restricted subsidiary would be permitted under the indenture to incur secured debt equal in amount to the amount realized or to be realized upon the sale or transfer secured by a lien on the principal property to be leased without equally and ratably securing the senior debt securities. We and our restricted subsidiaries may also engage in an otherwise prohibited sale and leaseback transaction if an amount equal to the value of the principal property so leased is applied, subject to credits for delivery by us to the trustee of senior debt securities we have previously purchased or otherwise acquired and specified voluntary redemptions of the senior debt securities, to the retirement (other than mandatory retirement), within 120 days of the effective date of the arrangement, of specified indebtedness for borrowed money incurred or assumed by us or a restricted subsidiary, as shown on our most recent consolidated balance sheet and, in the case of our indebtedness, the indebtedness is not subordinate and junior in right of payment to the prior payment of the senior debt securities.

Permitted Secured Debt

Notwithstanding the limitations on secured debt and sale and leaseback transactions described herein, we and our restricted subsidiaries may, without securing the senior debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect to any secured debt permitted by this exception, the aggregate amount of our secured debt and that of our restricted subsidiaries then outstanding (excluding indebtedness secured by the types of security interests listed above under the heading “Limitations on Secured Debt”) and the aggregate value of sale and leaseback transactions, other than sale and leaseback transactions in connection with which indebtedness has been, or will be, retired in accordance with the preceding paragraph, at such time does not exceed 10% of our consolidated stockholders’ equity.

For purposes of determining the amount of secured debt permitted by the exception described in the paragraph above, “consolidated stockholders’ equity” means, at any date, our stockholders’ equity and that of our consolidated subsidiaries determined on a consolidated basis as of such date in accordance with generally accepted accounting principles; provided that, our consolidated stockholders’ equity and that of our consolidated subsidiaries is to be calculated without giving effect to (i) the application of Accounting Standards Codification Topic 715 relating to postretirement benefits and pension plans, or (ii) the cumulative foreign currency translation adjustment. The term “consolidated subsidiary” means, as to any person, each subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such person in accordance with generally accepted accounting principles.

Restrictions on Transfer of Principal Properties to Specified Subsidiaries

The indenture provides that, so long as the senior debt securities of any series are outstanding, we will not, and will not cause or permit any restricted subsidiary to, transfer any principal property to any unrestricted subsidiary, unless such subsidiary shall apply within one year after the effective date of the transaction, or shall have committed within one year of the effective date to apply, an amount equal to the fair value of the principal property at the time of transfer:

•	to the acquisition, construction, development or improvement of properties or facilities which are, or upon the acquisition, construction, development or improvement will be, a principal property or properties or a part thereof;

•	to the redemption of senior debt securities;

•	to the repayment of indebtedness of us or any of our restricted subsidiaries for money borrowed having a maturity of more than 12 months from the date of our most recent consolidated balance sheet, other than any indebtedness owed to any restricted subsidiary; or

•	in part, to an acquisition, construction, development or improvement, and in part, to redemption and/or repayment, in each case as described above.

The fair value of any principal property for purposes of this paragraph will be as determined by our board of directors. In lieu of applying all or any part of any amount to the redemption of senior debt securities, we may, within one year of the transfer, deliver to the trustee under the indenture senior debt securities of any series (other than senior debt securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of senior debt securities by an amount equivalent to the aggregate principal amount of the senior debt securities so delivered.

Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

•	“principal property” means any manufacturing plant, office building or similar facility (including associated fixtures but excluding leases and other contract rights that might otherwise be deemed real property) owned by us or any restricted subsidiary, whether owned on the date hereof or thereafter, provided each such plant, office building or similar facility has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of five percent of the consolidated net tangible assets of us and the restricted subsidiaries and is located in the United States of America, Canada or the Commonwealth of Puerto Rico, other than any such plant, office building or similar facility or portion thereof which, in the opinion of the board of directors (evidenced by a certified board resolution thereof delivered to the Trustee), is not of material importance to the business conducted by us and our restricted subsidiaries taken as a whole;

•	“restricted subsidiary” means any subsidiary of the Company that is not an unrestricted subsidiary;

•	“secured debt” means indebtedness for money borrowed and any debt which is secured by a security interest in (a) any principal property or (b) any shares of capital stock or indebtedness of any restricted subsidiary;

•	“subsidiary” means any person of which we, or we and one or more of our subsidiaries, or any one or more subsidiaries, directly or indirectly own more than 50% of the voting stock of such person; and

•
“unrestricted subsidiary” means (a) any subsidiary of ours that at the time of determination shall be designated an unrestricted subsidiary by the board of directors ( provided , however , that any subsidiary of ours having, as of the end of our most recently completed fiscal year, (i) assets with a value in excess of 5% of the total value of the assets of us and our subsidiaries taken as a whole, or (ii) gross revenue in excess of 5% of our total (gross) revenue and of our subsidiaries taken as a whole, may not be designated as an unrestricted subsidiary under the indenture); and (b) any subsidiary of an unrestricted subsidiary

Merger

The indenture provides that we may, without the consent of the holders of debt securities, consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge into any other person, provided that:

•	the successor person is a person organized and existing under the laws of the United States or a state thereof;

•	the successor person expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by the successor corporation; and

•	immediately after giving effect to the transaction, no default under the indenture has occurred and is continuing.

In addition, we must provide to the trustee an opinion of legal counsel that any such transaction and any assumption by a successor person complies with the applicable provisions of the indenture and that we have complied with all conditions precedent provided in the indenture relating to such transaction.

Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the indenture contains no covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Modification of the Indenture

With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the indenture, waivers, modifications and alterations of the terms of either indenture may be made which affect the rights of the holders of the series of debt securities. However, no modification or alteration may be made which will:

•	extend the fixed maturity of any debt security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or any premium thereon, or make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided in the debt securities, without the consent of the holder of each outstanding debt security affected thereby; or

•	without the consent of all of the holders of any series of debt securities then outstanding affected thereby, reduce the percentage of debt securities of that series, the holders of which are required to consent to:

•	any supplemental indenture;

•	rescind and annul a declaration that the debt securities of any series are due and payable as a result of the occurrence of an event of default;

•	waive any past event of default under the indenture and its consequences; and

•	waive compliance with other specified provisions of the indenture.

In addition, as described in the description of “Events of Default” set forth below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default in specified circumstances and may direct the trustee in enforcement of remedies.

We and the trustee may, without the consent of any holders, modify and supplement the indenture:

•	to evidence the succession of another person to us under the indenture, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of us pursuant to specified provisions of the indenture;

•	to add to the covenants of us such further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of the holders of debt securities of any or all series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

•	to modify the indenture to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders;

•	to secure the debt securities of all series in accordance with the indenture;

•	to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the indenture with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for the issuance under the indenture of debt securities in coupon form (including debt securities registrable as to principal only) and to provide for exchangeability of such debt securities with debt securities of the same series issued hereunder in fully registered form and to make all appropriate changes for such purpose;

•
to change or eliminate any of the provisions of the indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

•	to establish any additional form of debt security, as permitted by the indenture, and to provide for the issuance of any additional series of debt securities, as permitted by the indenture.

Defeasance, Satisfaction and Discharge to Maturity or Redemption

Defeasance of any Series

If we deposit with the trustee, in trust, at or before maturity or redemption, (a) lawful money in an amount, (b) direct obligations of the United States, or of any other government which issued the currency in which the debt securities of a series are denominated, or obligations which are guaranteed by the United States or the other government (which direct or guaranteed obligations are full faith and credit obligations of such government, are denominated in the currency in which the debt securities of such are denominated and which are not callable or redeemable at the option of the issuer there) in an amount and with a maturity so that the proceeds therefrom will provide funds, or (c) a combination thereof in an amount, sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to any series of debt securities then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to such debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the indenture and such debt securities, then the provisions of the indenture would no longer be effective as to the debt securities to which such deposit relates, including the restrictive covenants described herein and events of default relating to the payment of other indebtedness and the performance of covenants that are not specifically described as events of default in the indenture, except as to:

•	our obligation to duly and punctually pay the principal of and premium, if any, and interest on the series of debt securities if the debt securities are not paid from the money or securities held by the trustee;

•	certain of the events of default described under “Events of Default” below; and

•	other specified provisions of the indenture including, among others, those relating to registration, transfer and exchange, lost or stolen securities, maintenance of place of payment and, to the extent applicable to the series, the redemption and sinking fund provisions of the indenture.

Defeasance of debt securities of any series is subject to the satisfaction of specified conditions, including, among others, the absence of an event of default at the date of the deposit and the perfection of the holders’ security interest in the deposit.

Satisfaction and Discharge of any Series

Upon the deposit of money or securities contemplated above and the satisfaction of specified conditions, the provisions of the indenture (excluding the exceptions discussed above under the heading “Defeasance of any Series”) would no longer be effective as to the related debt securities, we may cease to comply with our obligation to pay duly and punctually the principal of and premium, if any, and interest on a particular series of debt securities, the events of default in the indenture no longer would be effective as to such debt securities and thereafter the holders of the series of debt securities will be entitled only to payment out of the money or securities deposited with the trustee.

The specified conditions include, among others, except in limited circumstances involving a deposit made within one year of maturity or redemption:

•	the absence of an event of default at the date of deposit or on the 91st day thereafter;

•	our delivery to the trustee of an opinion of nationally-recognized tax counsel, or our receipt or publication of a ruling by the Internal Revenue Service, to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge, and the holders will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred; and

•	that we receive an opinion of counsel to the effect that the satisfaction and discharge will not result in the delisting of the debt securities of that series from any nationally-recognized exchange on which they are listed.

Events of Default

As to any series of debt securities, an event of default is defined in the indenture as being:

•	default for 30 days in payment of any interest on the debt securities of that series;

•	failure to pay principal or premium, if any, with respect to the debt securities of that series when due;

•	failure to pay or satisfy any sinking fund payment or similar obligation with respect to any series of debt securities when due;

•	failure to observe or perform any other covenant, warranty or agreement in the indenture or debt securities of any series, other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in the section of the indenture governing events of default, if the failure continues for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding;

•	uncured or unwaived failure to pay principal of or interest on any of our other obligations for borrowed money, including default under any other series of debt securities, beyond any period of grace with respect thereto if (a) the aggregate principal amount of the obligation is in excess of the greater of $50,000,000 or 5% of our consolidated total debt; and (b) the default in payment is not being contested by us in good faith and by appropriate proceedings;
•	specified events of bankruptcy, insolvency, receivership or reorganization; or

•	any other event of default provided with respect to debt securities of that series.

Notice and Declaration of Defaults

So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our corporate officers stating whether, to the best of their knowledge, we are in default under any of the provisions of the indenture, and specifying all defaults, and the nature thereof, of which they have knowledge. We will also be required to furnish to the trustee copies of specified reports filed by us with the SEC.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series for which there are debt securities outstanding which is continuing, give to the holders of those debt securities notice of all uncured defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

The trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of any series may declare the debt securities of that series immediately due and payable upon the occurrence of any event of default after expiration of any applicable grace period. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments.

If a specified event of bankruptcy, insolvency, receivership, or reorganization occurs and is continuing, then the principal amount of (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in their terms as due and payable upon acceleration) and any accrued and unpaid interest on that series will immediately become due and payable without any declaration or other act on the part of the trustee or any holder.

Actions upon Default

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default with respect to any series of debt securities occurs and is continuing, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee reasonable indemnity. The right of a holder to institute a proceeding with respect to the indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the indenture, provided that the trustee may decline to follow any such direction if the trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

We and our affiliates utilize a full range of treasury services, including investment management and currency and derivative trading, from the trustee and its affiliates in the ordinary course of business to meet our funding and investment needs.

Under the indenture, the trustee is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the indenture and specified related matters.

Book-Entry, Delivery and Form

Except as set forth below, debt securities will be represented by one or more permanent, global note in registered form without interest coupons (the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in

DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes (as defined below) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or agents of the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for definitive notes in registered certificated form (“Certificated Notes”), and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $1,000 and in integral multiples of $1,000, if:

•	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days; or

•	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note also may be exchanged for Certificated Notes in the limited other circumstances permitted by the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.